Exhibit 10.1

RETIREMENT TRANSITION AND CONSULTING AGREEMENT
This Retirement Transition and Consulting Agreement (this “Agreement”) is made and entered into as of the 10th day of November, 2025 (the “Effective Date”), by and among Broadstreet Bank, SSB, a Texas-chartered stock savings Bank (“Broadstreet Bank”), Texas Community Bancshares, Inc., the holding company of Broadstreet Bank (“TCBS”), and Julie Sharff (the “Executive”).  Broadstreet Bank and TCBS are sometimes referred to as the “Company” in this Agreement.
WHEREAS, the Executive intends to retire from the Company effective February 20, 2026;
WHEREAS, the Executive intends to resign as Chief Financial Officer of the Company effective December 1, 2025, and then continue as a full-time employee of the Bank and the Company until February 20, 2026;
WHEREAS, the Executive is willing to serve the Company as a consultant for the period from February 20, 2026, through May 8, 2026; and
WHEREAS, the Company wishes to reward the Executive for her service and significant contributions to the business of the Company and to secure the Executive’s availability to continue as an employee of the Company until February 20, 2026, and to provide certain consulting services (described herein) following her retirement.
NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Resignation and Retirement Terms and Conditions.

A.
Resignation as Chief Financial Officer.  The Executive agrees that she will remain in her position as Chief Financial Officer of the Company until the close of business on December 1, 2025, at which time she will resign as Chief Financial Officer of the Company, with no further action required on the part of either the Executive or the Company. Following her resignation as Chief Financial Officer of the Company, the Executive will continue as a full-time employee of the Company with the title of Senior Vice President.

B.
Retirement.  The Executive will retire from the Company and terminate her employment with the Company effective as of the close of business on February 20, 2026, with no further action required on the part of either the Executive or the Company.

C.
Salary and Benefits. In exchange for her employment services and provided she does not terminate her employment prior to December 31, 2025, the parties agree that the Executive will receive her current rate of base salary through December 31, 2025.  In exchange for her employment services following December 31, 2025, and provided she does not terminate her employment prior to February 20, 2026, the parties agree that the Executive will receive a total salary of $20,000, payable in two installments for her services from January 1, 2026, through February 20, 2026; one installment will be paid in January 2026 and one installment will be paid in February 2026.  The Bank will provide and the Executive will continue to receive or to be eligible to receive all benefits offered to employees of the Bank through her retirement on February 20, 2026.  The Executive acknowledges and agrees that she will forfeit all shares of restricted stock in which she has not vested and all stock options that have not become exercisable prior to February 20, 2026 (she may exercise all vested options in accordance with the terms of the Texas Community Bancshares, Inc. 2022 Equity Incentive Plan).

D.
COBRA. Provided that the Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following her retirement, the Bank will reimburse the COBRA health care costs for the Executive and her dependents for up to twelve (12) consecutive months, or if less, for the period for which the Executive has elected COBRA coverage (commencing with the first month following the Executive’s date of termination).

E.
Split-Dollar Life Insurance Agreement.  The parties agree that they will amend the split-dollar life insurance agreement between the Bank and the Executive to provide for continued coverage and participation following her retirement from employment with the Company.

F.
Consideration.  Provided that the Executive timely executes the General Release of Claims, in a form acceptable to the Company (the “Release”) (no earlier than prior to her date of termination of employment) and provided further that the Executive does not terminate her employment with the Company prior to February 20, 2026, the Bank will pay the Executive $100,000 in consideration for her remaining in the employ of the Company until February 20, 2026, and in consideration for her executing and not revoking the Release.  The payment will be made to the Executive in a lump sum on the first payroll date following the effective date of the Release (taking into account the expiration of any revocation period contained in the Release).

G.
Termination of Employment Agreement.  Upon the Effective Date, in consideration for the promises and payments set forth herein, the Executive’s Employment Agreement, dated as of [date] (the “Employment Agreement”), shall terminate and be superseded by this Agreement.  Following the Effective Date, the Company will have no further obligations under the Employment Agreement.

2.  Restrictive Covenants.
A.
Non-Solicitation of Customers.  During the period of the Executive’s employment under this Agreement and for a period of one (1) year thereafter, the Executive shall not directly or indirectly (whether individually or together with any other person, including any corporation, partnership or other entity) solicit in any manner or seek to obtain the business of any person who is or was a customer of the Bank or any affiliate of the Bank for the direct or indirect purpose of soliciting or selling deposit, loan, wealth management, insurance or trust products or services; or request or advise any customer, supplier, vendor or others who were doing business with the Company or any affiliate of the Company to terminate, reduce, limit or change their business or relationship with the Company.

B.
Non-Solicitation of Employees.  During the period of the Executive’s employment under this Agreement and for a period of one (1) year thereafter, the Executive shall not directly or indirectly: (1) solicit or assist any third party in employing or attempting to employ any employee of the Company or any affiliate; or (2) interfere with the relationship between the Company or any affiliate and their respective employees.

C.
Confidentiality.  The Executive acknowledges that the Executive has been the recipient of confidential and proprietary business information concerning the Company, including without limitation past, present, planned or considered business activities of the Company.  The Executive hereby agrees not to use the Executive’s knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing by the Bank, or as may be required by a regulator, by law or a court order.

D.
Disparagement.  The Executive agrees not to disparage or make derogatory or untruthful comments about the Company, the Company’s present and former officers, directors, employees or agents or the Company’s business practices.  This provision does not apply to any truthful statement required by the Executive in any legal proceeding or governmental or regulatory investigation or inquiry.

F.
Remedies.  The Executive acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate business interests of the Company.  In the event of a breach of the Executive’s obligations under this Section 2, the Company’s contractual obligation to pay Executive the consideration pursuant to Section 1(F) shall immediately cease or, to the extent the consideration has been paid to the Executive, the consideration shall be subject to clawback or recoupment by the Company.  In addition, nothing in this Section 2 shall be construed as prohibiting the Company from pursuing other remedies available for any breach of this Section 2, including an injunction restraining the Executive from such breach.

3.  Consulting Services.
A.
Consulting Period.  In consideration of the payments set forth below, the Executive agrees to render consulting services to the Company from the period beginning on February 21, 2026, and continuing through May 8, 2026.

B.
Consulting Services.  The Executive will provide such consulting or advisory services as the Company may reasonably request with respect to its business and matters within the Executive’s area of responsibility while employed by the Company and other matters within the Executive’s expertise.  Executive will be reasonably available to the Company for up to 10 hours per week to consult on Company matters as requested by the Chief Executive Officer of the Bank.  The Executive will act solely in a consulting capacity hereunder and will not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company.  The Executive will not be an employee of the Company following February 20, 2026, but shall act in the capacity of an independent contractor.  Following February 20, 2026, the Company will not exercise control over the detail, manner or methods of the performance of the services by the Executive or have control over the location at which Executive performs services.

C.
Location and Expenses.  It is anticipated that the Executive will generally be required to provide such consulting services solely by telephone or electronic means, however, such consulting services could be provided in person under mutually agreeable circumstances.  In the event the Executive performs such services in person, the Executive will be provided reasonable access to office space and administrative support services to the extent necessary to fulfill the consulting duties and will be reimbursed for reasonable pre-approved expenses directly related to the consulting assignments, subject to applicable Company policies on expense reimbursement.  All expenses will be submitted to the Company for consideration and approval in accordance with the Company’s reimbursement policies in effect from time to time.

D.
Consulting Fees.  In exchange for the consulting services and provided the Executive remains available to provide the consulting services through May 8, 2026, and does not terminate her position as a consultant prior to that date, she will be paid in two installments of $25,000 each, the first of which will be paid no later than May 15, 2026, and the second of which will be paid no later than September 15, 2026, provided, however, that if there is a material restatement of the financial statements of TCSB for any period while the Executive was Chief Financial Officer that causes TCBS to file a Form 8-K prior to September 11, 2026, a decrease in the second installment may be made at the discretion of the Audit Committee, which could result in an amount of not less than 50% of the second installment of $25,000 being paid for the second installment.

4.  Non-assignability. Except for those rights that may accrue to the Executive’s family or estate, neither this Agreement nor any right or interest hereunder shall be assignable by the Executive.
5.  Entire Agreement; Modification. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including the Employment Agreement.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
6.  Binding on Successors.  The terms of this Agreement shall be binding upon the Company and its successors and permitted assigns, including any successor employer to the Company in the event of a change in control or ownership of the Company.
7.  Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

8.  Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either party may designate from time to time by written notice so given:
To the Company:
Broadstreet Bank, SSB
215 West Broad Street
Mineola, TX 75773
Attention: Corporate Secretary

To the Executive:  at the address of record in the Company’s personnel files.
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by email or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
9.  Rights Under Existing Benefit Plans and Programs.  Except to the extent specifically set forth herein, the execution of this Agreement shall not affect the Executive’s rights and entitlements (including the timing, form and amount of payments) under the Company’s plans and programs in which the Executive participated and, in each case, such rights and entitlements shall be determined solely by reference to the terms of such plans and programs and any individual award agreement provided to the Executive thereunder.
10.  Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
11.  Tax Withholding.  The Company will withhold from the amounts payable under this Agreement such federal, state and/or local taxes as required to be withheld pursuant to any applicable law or regulation.
12.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
13.  Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.  The Company acknowledges and agrees that a “separation from service” within the meaning of Section 409A of the Code will occur upon the Executive’s termination of employment as of the February 20, 2026.  To the extent necessary to comply with Section 409A of the Code, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code), no payment shall be made during the first six (6) months following the Executive’s separation from service within the meaning of Section 409A of the Code.  Rather, any payment that would otherwise be paid during such period will be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following such separation from service; and the Executive’s termination of employment or service shall constitute a separation from service within the meaning of Section 409A of the Code.

14.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Mineola, Texas, in accordance with the Commercial Rules of the American Arbitration Association (“AAA”) then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  Each party shall bear its own costs and attorneys’ fees in connection with an arbitration, and the costs of the arbitrator and the AAA’s administrative fees shall be split evenly between the parties.  The above notwithstanding, the Company may seek injunctive relief in a court of competent jurisdiction in Texas to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Company.
15.  Protected Rights.  Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) about a possible securities law violation without approval of the Company.  The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company related to the possible securities law violation.  This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
16.  Regulatory Provisions.  In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C.  sec.  1828(k)), 12 C.F.R.  Part 359, or any other applicable law.

 17.  Governing Law.  This Agreement will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of law principles.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
BROADSTREET BANK, SSB
/s/ Jason Sobel
President and Chief Executive Officer

TEXAS COMMUNITY BANCSHARES, INC.
/s/ Jason Sobel
President and Chief Executive Officer

EXECUTIVE
/s/ Julie Sharff
Julie Sharff